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                                EXHIBIT 12.1

       COMPUTATION OF RATIO OR DEFICIENCY OF EARNINGS TO FIXED CHARGES



                                                                               Predecessor
                                                        ----------------------------------------------------------
                                                                                                      Period from
                                                                                                     January 1, 1996
                                                        ------------------------------------------- to September 16,
                                                        1992       1993         1994       1995         1996
                                                        -----------------------------------------------------------
                                                                                              (Dollars in thousands)
Earnings (loss) before fixed charges:
  Income (loss) before reorganization
    items, income taxes and extraordinary
    items                                               $(5,645)   $(15,262)    $(51,655)  $(101,517)   $(16,234)
Add:
  Interest Expense                                        1,487      13,200       36,051      61,676      32,252
  Estimated portion of rental expense
    attributable to interest                                 13          71          218         445         241
                                                        -----------------------------------------------------------
                                                         (4,145)     (1,991)     (15,386)    (39,396)     16,259

Fixed Charges:
  Interest, including portion capitalized                 1,880      15,024       41,951      62,928      32,252
  Accretion of redeemable preferred
    limited partnership interests                           430       5,030        5,853       6,117       4,545
Rental expense attributable to interest                      13          70          218         445         241
                                                        -----------------------------------------------------------
Total Fixed Charges                                       2,323      20,124       48,022      69,490      37,038
                                                        -----------------------------------------------------------
Excess (deficiency) of earnings to fixed
    charges                                             $(6,468)    $(22,115)   $(63,408)  $(108,886)   $(20,779)
                                                        ===========================================================
Ratio of earnings to fixed charges                         N/A          N/A        N/A         N/A         N/A
                                                        ===========================================================




                                                                              The Company
                                                     -------------------------------------------------------------
                                                           Peroid from               Pro Forma
                                                        September 17,1996           Year Ended
                                                         to December 31,            December 31,
                                                              1996                     1996
                                                     --------------------------------------------------------------
Earnings (loss) before fixed charges:
  Income (loss) before reorganization
    items, income taxes and extraordinary
    items                                               $17,421                   $35,708
Add:
  Interest Expense                                        4,628                    18,113
  Estimated portion of rental expense
    attributable to interest                                 78                       318
                                                        -----------------------------------------------------------
                                                         22,127                    54,139
Fixed charges:
  Interest, including portion capitalized                 4,628                    18,113
  Accretion of redeemable preferred
    limited partnership interests                           -                        -
Rental expense attributable to interest                      78                       318
                                                        -----------------------------------------------------------
Total Fixed Charges                                       4,706                    18,431
                                                        -----------------------------------------------------------
Excess (deficiency) of earnings to fixed
    charges                                             $17,421                   $35,708
                                                        ===========================================================
Ratio of earnings to fixed charges                         4.70                      2.94
                                                        ===========================================================

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